QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.2

HUDSON HIGHLAND GROUP, INC.

LONG TERM INCENTIVE PLAN

        1.    General.

          (a)    Purpose.    The purpose of the Hudson Highland Group, Inc. Long Term Incentive Plan (the "Plan") is to establish a flexible vehicle through which Hudson Highland Group, Inc., a Delaware corporation (the "Company"), can offer equity-based compensation incentives to eligible recipients with a view toward promoting the long-term financial success of the Company and enhancing stockholder value.

          (b)    Types of Awards.    Awards under the Plan may be in the form of any one or more of the following: (i) stock options, including options intended to qualify as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code") and options which do not qualify as ISOs ("NQSOs"), described in Section 5; (ii) stock appreciation rights ("SARs") described in Section 6; (iii) awards of restricted stock described in Section 7; (iv) performance-based awards described in Section 8; and (v) such other types of equity-based awards described in Section 9 as the Committee (as defined below) deems advisable.

          (c)    Stock Covered by Awards.    Awards made under the Plan will be made in the form of or with reference to shares of the Company's common stock, $.001 par value ("Common Stock"). Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury. No fractional shares of Common Stock will be delivered under the Plan.

          (d)    Documentation of Awards.    Each award made under the Plan will be evidenced by a written agreement or other written instrument the terms of which will be established by the Committee. To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an award will govern the rights and obligations of the parties with respect to the award.

        2.    Administration.

          (a)    Committee.    The Plan will be administered by the Compensation Committee of the Company's Board of Directors (the "Board") or such other committee or subcommittee thereof appointed by the Board from time to time (the "Committee"); provided, however, that the Board will serve as the Committee with respect to awards made to members of the Board who are not employees of the Company or its affiliates. Unless the Board determines otherwise, each member of the Committee will be a "non-employee director" within the meaning of Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable Treasury regulations thereunder. If for any reason any member of the Committee does not qualify as a "non-employee director" or as an "outside director," such non-qualification will not affect the validity of the awards, interpretations or other actions of the Committee.

          (b)    Authority of Committee.    Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, will have full power and authority to: (i) select the persons to whom awards will be made under the Plan; (ii) make awards to such persons and prescribe the terms and conditions of such awards (including, without limitation, nonsolicitation, confidentiality and mandatory dispute resolution conditions); (iii) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan; (iv) carry out any responsibility or duty specifically reserved to the Committee under the Plan; and (v) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons.

          (c)    Indemnification.    The Company will indemnify and hold harmless each member of the Committee and any employee or director of the Company or an affiliate to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or wilful misconduct.

        3.    Participation.    Awards may be granted under the Plan to any member of the Board (whether or not an employee of the Company or an affiliate), to any officer or other employee of the Company or an affiliate and to any consultant or other independent contractor who performs or will perform services for the Company or an affiliate. In selecting participants and determining the nature and terms of awards made under the Plan, the Committee may give consideration to the functions and responsibilities of a potential recipient, his or her previous and/or expected contributions to the business of the Company or its affiliates and such other factors as the Commitee dems relevant under the circumstances.

        4.    Limitations on Awards under the Plan.

          (a)    Aggregate Number of Shares.    Subject to adjustment as provided in Section 13 below, the maximum number of shares of Common Stock that may be issued under the Plan is 1,000,000, provided, however, that the aggregate maximum number of shares of Common Stock that may be issued under the Plan pursuant to Sections 7, 8 and 9 below is 333,333. In determining the number of shares that remain issuable under the Plan at any time after the date the Plan is adopted, the following shares will be deemed not to have been issued (and will be deemed to remain available for issuance) under the Plan: (i) shares remaining under an award that terminates or is canceled without having been exercised or earned in full; (ii) shares subject to an award where cash is delivered to the holder of the award in lieu of such shares; (iii) shares of restricted stock that are forfeited in accordance with the terms of the applicable award; and (iv) shares that are withheld in order to pay the purchase price of an award or to satisfy the tax withholding obligations associated with an award.

          (b)    Individual Award Limitations.    Subject to adjustment as provided in Section 13 below, (i) the maximum number of shares of Common Stock for which stock options or SARs may be granted under the Plan to any person in any calendar year shall be 250,000, and (ii) the aggregate maximum number of shares of Common Stock subject to awards, other than options or SARs, that may be granted under the Plan to any person in any calendar year shall be 250,000. Subject to these limitations, each person eligible to participate in the Plan will be eligible in any year to receive awards covering up to the full number of shares of Common Stock then available for awards under the Plan. No more than $1,000,000 may be paid to any individual with respect to any single performance-based award covered by Section 8 which is settled in cash. In applying this limitation, multiple performance-based awards to the same individual will be subject to a single $1,000,000 limit if they are either (i) determined by reference to performance periods of one year or less ending with or within the same fiscal year of the Company, or (ii) determined by reference to one or more multi-year performance periods ending in the same fiscal year of the Company (in each instance, determined without regard to any amounts paid as a result of the acceleration of the ending date of a performance period or of the vesting of such an award arising in connection with the individual's termination of employment or other service or a Change in Control (as defined below)).

        5.    Stock Options.

          (a)    ISOs and NQSOs.    Subject to the provisions hereof, the Committee may grant ISOs and NQSOs to eligible personnel to purchase shares of Common Stock upon such terms and conditions as the Committee deems appropriate, provided that the Committee may only grant ISOs to employees of the Company and its "subsidiary corporations" within the meaning of Section 424 of the Code.

          (b)    Exercise Price.    The exercise price per share of Common Stock covered by an option granted pursuant to this Section 5 will be determined by the Committee when the option is granted. The exercise price per share of Common Stock covered by an option must be at least equal to the Fair Market Value (as defined below) per share of Common Stock on the date the option is granted (or, in the case of an ISO granted to an optionee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its "subsidiary corporations" within the meaning of Section 424 of the Code, 110% of the Fair Market Value per share of Common Stock on the date the option is granted).

          (c)    Option Period.    Except as otherwise provided herein, if not previously exercised or terminated, all such options will expire ten years after the date the option is granted (or, in the case of an ISO granted to a ten percent stockholder described in Section 424 of the Code, five years).

          (d)    Vesting Conditions.    The Committee may establish such vesting and other restrictions on the exercise of an option and/or upon the disposition of the stock acquired upon the exercise of an option as it deems appropriate. Unless the Committee prescribes otherwise, during an optionee's employment or service with the Company or an affiliate, each option granted pursuant to this Section 5 will be subject to a four-year vesting schedule pursuant to which, unless sooner terminated or accelerated, the option will become vested as to 25% of the shares originally covered thereby at the end of each of the first four years following the date of grant.

          (e)    Exercise of Options.    An option may be exercised by transmitting to the Company (i) a notice specifying the number of shares to be purchased and (ii) payment of the exercise price. The Committee may establish such rules and procedures as it deems appropriate for the exercise of options under the Plan, including, without limitation, procedures for telephonic exercise. The exercise price of shares of Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash, certified or bank check and/or such other form of payment as may be approved by the Committee from time to time and permitted under applicable law, including, without limitation, shares of Common Stock which, if acquired from the Company, have been owned by the holder (free and clear of any liens or encumbrances) for at least six (6) months or pursuant to a "cashless exercise" procedure approved by the Committee and permitted by law.

          (f)    Rights as a Stockholder.    No shares of Common Stock will be issued in respect of the exercise of an option granted under the Plan until full payment therefor has been made. The holder of an option will have no rights as a stockholder with respect to any shares covered by an option until the date a stock certificate for such shares is issued to him or her. Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such stock certificate is issued.

          (g)    Limitation on Repricing of Options.    Unless and to the extent otherwise approved by the Company's stockholders, under no circumstances may the Board or the Committee authorize a Repricing (as defined below) of any outstanding options. For these purposes, a "Repricing" means any of the following (or any other action that has the same effect as any of the following): (i) amending the terms of an option to lower its exercise price, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an option at a time when its exercise price is equal to or greater than the fair market value of the underlying Common Stock, in exchange for another option, restricted stock, or other equity award, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction.

          (h)    Other Provisions.    The Committee may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws or exchange or listing requirements, as it may deem necessary or advisable.

        6.    Stock Appreciation Rights.

          (a)    General.    Subject to the provisions hereof, the Committee may award SARs to eligible personnel upon such terms and conditions as it deems appropriate. A SAR is an award entitling the holder, upon exercise, to receive an amount, in cash or shares of Common Stock or a combination thereof, as determined by the Committee in its sole discretion, determined with reference to the appreciation, if any, in the Fair Market Value of Common Stock during the period beginning on the date the SAR is granted and ending on the date the SAR is exercised.

          (b)    Types of SARs.    SARs may be awarded under the Plan in conjunction with a stock option award ("tandem SARs") or independent of any stock option award ("stand-alone SARs"). Tandem SARs awarded in conjunction with a NQSO may be awarded either at or after the time the NQSO is granted. Tandem SARs awarded in conjunction with an ISO may only be awarded at the time the ISO is granted.

          (c)    Exercisability of SARs.    Except as otherwise provided herein, a tandem SAR will be exercisable only at the same time and to the same extent and subject to the same conditions as the related option is exercisable. The exercise of a tandem SAR will cancel the related option to the extent of the shares of Common Stock with respect to which the SAR is exercised, and vice versa. Tandem SARs may be exercised only when the Fair Market Value of the Common Stock to which it relates exceeds the option exercise price. The Committee may impose such additional service or performance-based vesting conditions upon the exercise of a SAR (tandem or stand-alone) as it deems appropriate.

          (d)    Exercise of SARs.    A SAR may be exercised by giving written notice to the Company identifying the SAR that is being exercised, specifying the number of shares covered by the exercise and containing such other information or statements as the Committee may require. The Committee may establish such rules and procedures as it deems appropriate for the exercise of SARs under the Plan, including, without limitation, procedures for telephonic exercise. Upon the exercise of a SAR, the holder will be entitled to receive an amount (in cash and/or shares of Common Stock as determined by the Committee) equal to the product of (i) the number of shares with respect to which the SAR is being exercised and (ii) the difference between the Fair Market Value of a share of Common Stock on the date the SAR is exercised (or such other exercise price as may be specified in the award) and the exercise price per share of the SAR.

          (e)    Deferral of Payment.    The Committee may at any time and from time to time provide for the deferral of delivery of any shares and/or cash for which an SAR may be exercisable until such date or dates and upon such other terms and conditions as the Committee may determine.

        7.    Restricted Stock.

          (a)    General.    Subject to the provisions hereof, the Committee may award shares of Common Stock to eligible personnel upon such terms and subject to such forfeiture and other conditions as the Committee deems appropriate.

          (b)    Stock Certificates for Restricted Stock.    Unless the Committee elects to use a different method (such as, for example, the issuance and delivery of stock certificates) shares of restricted stock will be evidenced by book entries on the Company's stock transfer records pending the expiration of restrictions thereon. If a stock certificate for restricted stock is issued in the name of the grantee, it will bear an appropriate legend to reflect the nature of the restrictions applicable to the shares represented by the certificate, and the Committee may require that such stock certificates be held in custody by the Company until the restrictions on such shares have lapsed. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of stock certificates for shares of restricted stock, including, without limitation, a requirement that the grantee deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.

          (c)    Purchase Price.    The purchase price payable for shares of restricted stock awarded under the Plan will be determined by the Committee. To the extent permitted by applicable law, the purchase price may be as low as zero and, to the extent required by the applicable law, the purchase price will be no less than the par value of the shares covered by the award.

          (d)    Restrictions and Vesting.    The Committee will establish such conditions as it deems appropriate on the grant or vesting of restricted stock awarded under the Plan. Such conditions may be based upon continued service, the attainment of performance goals (which, in the case of grants of restricted stock intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code, satisfy the requirements of Section 8) and/or such other relevant factors or criteria designated by the Committee. The holder of restricted stock will not be permitted to transfer shares of restricted stock awarded under the Plan before the time the applicable vesting conditions are satisfied.

          (e)    Rights as a Stockholder.    Except as provided herein and as otherwise determined by the Committee, the recipient of a restricted stock award shall have with respect to his or her restricted stock all of the rights of a holder of shares of Common Stock, including, without limitation, the right to receive any dividends, the right to vote such shares and, subject to satisfaction of the applicable vesting conditions, the right to tender such shares. The Committee may, in its sole discretion, determine at the time of grant that the payment of dividends will be deferred until, and conditioned upon, the satisfaction of the applicable vesting conditions.

          (f)    Lapse of Restrictions.    If and when the vesting conditions are satisfied with respect to a restricted stock award, a certificate for the shares covered by the award, to the extent vested, will be delivered to the grantee. All legends shall be removed from said certificates at the time of delivery except as otherwise required by applicable law.

        8.    Performance-Based Awards.

          (a)    General.    Subject to the provisions hereof, the Committee may condition the exercise, vesting or settlement of an award made under the Plan on the achievement of specified performance goals. The provisions of this Section will apply in the case of a performance-based award that is intended to generate "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

          (b)    Objective Performance Goals.    A performance goal established in connection with an award covered by this Section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) as may be permitted under Section 162(m) of the Code, and (3) expressed in the following manner with respect to any one or more of the following business criteria:

            (i)    attainment of certain target levels of, or a specified percentage increase in, revenues, income before income taxes and extraordinary items (determined in accordance with standards established by Opinion No. 30 of the Accounting Principles Board), net income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing;

            (ii)  attainment of certain target levels of, or a percentage increase in, after-tax or pre-tax profits;

            (iii)  attainment of certain target levels of, or a specified increase in, operational cash flow;

            (iv)  achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of, the Company's bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of such cash balances and/or other offsets and adjustments as may be established by the Committee;

            (v)  attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

            (vi)  attainment of certain target levels of, or a specified increase in return on capital employed or return on invested capital;

            (vii) attainment of certain target levels of, or a percentage increase in, after-tax return on stockholders' equity;

            (viii)attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

            (ix)  attainment of certain target levels in the Fair Market Value of the Common Stock; and

            (x)  growth in the value of an investment in the Company's Common Stock assuming the reinvestment of dividends.

          If and to the extent permitted under Section 162(m) of the Code, such performance goals may be determined without regard to (or adjusted for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period. The Committee may not delegate any responsibility with respect to the establishment or determination of performance goals to which awards covered by this Section are subject.

          (c)    Calculation of Performance-Based Award.    At the expiration of the applicable performance period, the Committee will determine the extent to which the performance goals established pursuant to this Section are achieved and the percentage of each performance-based award that has been earned. The Committee may reduce the amount that would otherwise be payable pursuant to an award covered by this Section, but may not exercise its discretion to increase such amount.

        9.    Other Equity-Based Awards.    Subject to the provisions hereof, the Committee may grant other types of equity-based awards, including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock and/or the grant of phantom stock awards, stock bonus awards, restricted stock unit awards and dividend equivalent awards, in such amounts and subject to such terms and conditions as the Committee shall determine. Awards pursuant to this Section 9 may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of the applicable local laws or jurisdictions other than the United States.

        10.    Fair Market Value of Common Stock.    For all purposes of the Plan, the Fair Market Value of a share of Common Stock on any date will be equal to the closing price per share as published by the principal national securities exchange (including, but not limited to, Nasdaq) on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, of if the Common Stock is not traded on a national securities exchange or the over the counter market, the value of a share of the Common Stock on such date as determined in good faith by the Committee.

        11.    Non-Transferability of Awards.    No stock option, SAR, performance-based award or other equity-based award under the Plan shall be transferable by the recipient other than upon the recipient's death to a beneficiary designated by the recipient in a manner acceptable to the Committee, or, if no designated beneficiary shall survive the recipient, pursuant to the recipient's will or by the laws of descent and distribution. All stock options and SARs shall be exercisable during the recipient's lifetime only by the recipient. Tandem SARs shall be transferable, to the extent permitted above, only with the underlying stock option. Shares of restricted stock may not be transferred prior to the date on which shares are issued or, if later, the date on which such shares have vested and are free of any applicable restriction imposed hereunder. Except as otherwise specifically provided by law or the provisions hereof, no award received under the Plan may be transferred in any manner, and any attempt to transfer any such award shall be void, and no such award shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such award, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing, the Committee may determine at the time of grant or thereafter that a NQSO is transferable in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe.

        12.    Effect of Termination of Employment or Service.    Unless otherwise determined by the Committee at grant or, if no rights of the participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules apply with regard to vesting and exercise of awards held by a participant at the time of his or her termination of employment or other service with the Company and its affiliates.

          (a)    Rules Applicable to Stock Options and SARs.

            (i)    Termination by Reason of Death.    If a participant's employment or service terminates by reason of his or her death, then any stock option or SAR held by the deceased participant will thereupon become fully exercisable and may be exercised by the deceased participant's beneficiary at any time within one year from the date of death, but in no event after expiration of the stated term thereof, and shall thereupon terminate.

            (ii)    Termination by Reason of Disability.    If a participant's employment or service terminates by reason of his or her disability (as defined below), then (1) any stock option or SAR held by the participant, to the extent exercisable on the termination date, may be exercised by the participant at any time within one year from the termination date, but in no event after expiration of the stated term thereof, and shall thereupon terminate, provided that, if the participant dies during such one-year period, then the deceased participant's beneficiary may exercise the option or SAR, to the extent exercisable by the deceased participant immediately prior to his or her death, for a period of one year following the date of death, but in no event after expiration of the stated term, and (2) any stock option or SAR held by the participant, to the extent exercisable on the termination date, shall immediately terminate. For the purposes hereof, unless otherwise determined by the Committee at the time of grant, the term "disability" means the inability of a participant to perform the customary duties of his or her employment or other service for the Company or an affiliate by reason of a physical or mental incapacity or illness which is expected to result in death or be of indefinite duration.

            (iii)    Termination for Cause.    If a participant's employment or service is terminated by the Company or its affiliates for Cause (or at a time when grounds for a termination for Cause exist), then, notwithstanding anything to the contrary contained herein, any stock option or SAR held by the optionee, whether or not otherwise exercisable on the termination date, shall immediately terminate and cease to be exercisable. A termination for "Cause" means (1) in the case where there is no employment, consulting or similar service agreement between the participant and the Company Group or where such an agreement exists but does not define "cause" (or words of like import), a termination classified by the Company or its affiliates, in their sole discretion, as a termination due to the participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties, or (2) in the case where there is an employment, consulting or similar service agreement between the participant and the Company or its affiliates that defines "cause" (or words of like import), a termination that is or would be deemed for "cause" (or words of like import) as classified by the Company or its affiliates, in their sole discretion, under such agreement.

            (iv)    Other Termination.    If a participant's employment or service terminates for any reason other than described in Section 12(a)(i), 12(a)(ii) or 12(a)(iii) above, then (1) any stock option or SAR held by the participant, to the extent exercisable on the termination date, may be exercised by the participant at any time within a period of six months from the termination date, but in no event beyond the expiration of the stated term thereof, and shall thereupon terminate, and (2) any stock option or SAR held by the participant, to the extent not exercisable on the termination date, shall immediately terminate.

          (b)    Rules Applicable to Restricted Stock.    Upon the termination of a participant's employment or service for any reason (including death and disability) or no reason, restricted stock which has not yet become fully vested will, unless otherwise determined by the Committee, automatically be forfeited by the participant (or the participant's successors) and any certificate therefor or book entry with respect thereto or other evidence thereof will be canceled.

          (c)    Rules Applicable to Performance-Based Awards.    Upon termination of a participant's employment or service for any reason (including death and disability) or no reason, then the participant's outstanding performance-based awards will, unless otherwise determined by the Committee, thereupon expire and the participant (or his or her beneficiary, as the case may be) will not be entitled to receive any amount in respect of the performance period or cycle within which the participant's employment or service is terminated.

          (d)    Rules Applicable to Other Equity-Based Awards.    Rules similar to those set forth in subsection (b) (relating to restricted stock awards) will apply in connection with the termination of employment or service of a participant who holds any other form of equity-based award granted under the plan that has not yet vested and/or is contingent upon future performance of services.

        13.    Capital Changes; Change in Control.

          (a)    Adjustments Upon Changes in Capitalization.    The aggregate number and class of shares for which may be issued under the Plan, the maximum number of shares covered by awards that may be granted to any individual in any calendar year, the number and class of shares covered by each outstanding award and, if applicable, the exercise price per share shall all be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company's capital stock.

          (b)    Change in Control.    If, in connection with a Change in Control (as defined below), the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Board so directs, then all outstanding options and/or SARs will be converted into options to purchase, or SARs covering, shares of Exchange Stock. The number of shares and exercise price under the converted options and SARs will be determined by adjusting the number of shares and exercise price for the options and SARs granted hereunder on the same basis as the determination of the number of shares of Exchange Stock the holders of Common Stock will receive in connection with the Change in Control and, unless the Board determines otherwise, the vesting conditions with respect to the converted options and SARs will be substantially the same as the vesting conditions set forth in the original option or SAR agreement. If the Board does not direct the conversion of outstanding options or SARs in connection with a Change in Control, then all participants will be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise vested or exercisable) prior to the Change in Control, and any outstanding options and SARs which are not exercised before the Change in Control will thereupon terminate.

          (c)    Definition of Change in Control.    For purposes hereof, the term "Change in Control" shall be deemed to occur if: (i) there shall be consummated (A) any consolidation, merger or reorganization involving the Company, unless such consolidation, merger or reorganization is a "Non-Control Transaction" (as defined below) or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; (ii) the stockholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company; (iii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company's then outstanding voting securities other than pursuant to a plan or arrangement entered into by such person and the Company; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or who were so approved. A "Non-Control Transaction" shall mean a consolidation, merger or reorganization of the Company where (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization (the "Surviving Corporation"); (2) the individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute at least 50% of the members of the board of directors of the Surviving Corporation, or a corporation directly or indirectly beneficially owning a majority of the voting securities of the Surviving Corporation; and (3) no person (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any subsidiary, or (d) any person who, immediately prior to such consolidation, merger or reorganization, beneficially owned more than 50% of the combined voting power of the Company's then outstanding voting securities) beneficially owns, directly or indirectly, more than 50% of the combined voting power of the Surviving Corporation's then outstanding voting securities.

          (d)    Fractional Shares.    In the event of any adjustment in the number of shares covered by any option or SAR pursuant to the provisions hereof, any fractional shares resulting from such adjustment will be disregarded, and each such option or SAR will cover only the number of full shares resulting from the adjustment.

          (e)    Determination of Board to be Final.    All adjustments under this Section shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

        14.    Amendment and Termination.    The Board may amend or terminate the Plan, provided, however, that no such action may affect adversely the accrued rights of the holder of any outstanding award without the consent of the holder. Except as otherwise provided in Section 13, any amendment which would increase the maximum number of shares of Common Stock which may be issued under the Plan (on an aggregate or individual basis) or the aggregate maximum number of shares which may be issued pursuant to Sections 7, 8 and 9 of the Plan or modify the class of recipients eligible to receive awards under the Plan shall be subject to the approval of the Company's stockholders. The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time provided, however, that any amendment which would adversely affect the accrued rights of the holder may not be made without his or her consent.

        15.    Tax Withholding.    As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any award or the lapse of restrictions on any award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its affiliates relating to an award, (a) the Company or its affiliates may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to an award recipient whether or not pursuant to the Plan, or (b) the Company or its affiliates shall be entitled to require that the recipient remit cash to the Company or its affiliates (through payroll deduction or otherwise), in each case in an amount sufficient to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligation described under this Section 15 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the statutory minimum rate) or by tendering previously-owned shares of Common Stock, in each case, having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

        16.    Compliance with Law.    Shares of Common Stock shall not be issued pursuant to the Plan unless the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

        17.    No Rights Conferred.    Nothing contained herein will be deemed to give any individual any right to receive an award under the Plan or to be retained in the employ or other service of the Company or any affiliate of the Company.

        18.    Governing Law.    The Plan and each award agreement shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

        19.    Decisions and Determinations of Committee to be Final.    Any decision or determination made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee are final and binding.

        20.    Term of the Plan.    The Plan shall be effective upon its adoption by the Board, subject to the approval of the stockholders of the Company within one year from the date of adoption by the Board. The Plan will terminate on the tenth anniversary of the date of its adoption by the Board, unless sooner terminated by the Board. The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

QuickLinks

  Exhibit 4.2
HUDSON HIGHLAND GROUP, INC. LONG TERM INCENTIVE PLAN